Notice of Withdrawal from Listing

  October 29, 2008:

 ALPS ETF Trust (the “Issuer”) hereby gives notice to the NYSE Alternext US of the Issuer’s intention to file a Form 25 with the Securities & Exchange Commission (the “SEC”) to withdraw the Cohen & Steers Global Realty Majors ETF (the “Securities”) from listing on the NYSE Alternext US.  The voluntary delisting of the Securities is occurring in connection with the transfer of the listing of such Securities to NYSE Arca due to the acquisition of the NYSE Alternext US by NYSE Euronext and NYSE Euronext’s plans to consolidate all listed exchange-traded funds and structured products on NYSE Arca.  The Issuer understands that the Securities Exchange Act Rule 12d2-2(c) provides that the Issuer must (i) issue a press release announcing the proposed withdrawal from listing concurrent with the provision of this notice to the NYSE Alternext US and (ii) post such press release on its public website and not remove it until the Form 25 is effective (i.e. 10 calendar days after the date the Issuer files a Form 25, unless the SEC takes action to delay effectiveness).  The Issuer further understands that Rule 12d2-2(c) prohibits the filing of Form 25 until (i) at least 10 calendar days after the provision of this notice to the NYSE Alternext US and (ii) the Issuer has complied with the requirements of NYSE Alternext US Rule 18.

Sincerely,

/s/ Thomas A. Carter

Thomas A. Carter

President, ALPS ETF Trust